SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2003

WOODWORKERS WAREHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3579658
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

000-33289

(Commission File Number)

126 Oxford Street Lynn, Massachusetts 01901-1132

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (781) 853-0900

Item 5.    Other Events

As previously reported, Woodworkers Warehouse, Inc. (the “Company”) has had discussions with a strategic investor regarding a proposed transaction whereby the investor would acquire the Company’s outstanding stock and $2 million bankruptcy payment obligation. The discussions also contemplated the strategic investor making a subordinated loan to the Company, the Company’s entering into a replacement credit facility and the Company’s repayment of its existing revolving loan facility.

In connection with the above described discussions and as a result of an event of default under the Company’s existing loan agreement (“Loan Agreement”) with Bank of America, N.A., Foothill Capital Corporation and Transamerica Business Capital Corporation as lenders (the “Lenders”), on October 27, 2003 the Company entered into a Forbearance Agreement whereby the Lenders agreed, subject to the terms and conditions of the Forbearance Agreement, to (i) refrain from exercising their default remedies and (ii) continue making revolving loans to the Company. Among other things, the forbearance by the Lenders is conditioned upon the Company’s delivery of (a) a commitment letter for a replacement credit facility no later than November 7, 2003 and (b) an executed acquisition agreement between the Company and the strategic investor no later than November 15, 2003.

The strategic investor has notified the Company that it is no longer interested in pursuing the proposed transaction described above. As a result, the Company is evaluating alternative courses of action, including the potential filing of a bankruptcy petition to reorganize the Company or liquidate its assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 4, 2003

WOODWORKERS WAREHOUSE, INC. Registrant

By:	/s/ WALTER SPOKOWSKI
Walter Spokowski President and Chief Executive Officer